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                                  EXHIBIT 99.2

                              [on Veeco letterhead]

                     VEECO SIGNS DEFINITIVE MERGER AGREEMENT
                         WITH DIGITAL INSTRUMENTS, INC.

        Plainview, New York, March 2, 1998 -- Veeco Instruments Inc. (NASDAQ:
VECO), today announced that it has signed a definitive merger agreement with Digital Instruments, Inc. of Santa Barbara, CA, the world leader in scanning probe/atomic force microscopy (SPM/AFM). The merger was originally announced on February 9, 1998 when the companies signed an agreement in principle.

        Under the terms of the agreement, Digital Instruments shareholders will receive approximately 5.6 million shares of Veeco common stock. The merger is subject to a number of conditions, including approval by shareholders of Veeco, confirmation from Veeco's independent accountants regarding its concurrence that the merger may be accounted for as a pooling of interests and receipt of any necessary governmental and third party consents. The proposed merger is expected to be completed during the second quarter of 1998. Digital Instruments, which is privately held, had 1997 revenues of approximately $51 million from sales to the data storage, semiconductor industries and from research and general microscopy applications.

        Veeco Instruments Inc., headquartered in Plainview, New York, is a worldwide leader in etch and deposition Process Equipment for data storage, and Process Metrology tools for the data storage, semiconductor and flat panel display industries. Manufacturing and engineering facilities are located in New York, California and Arizona. Global sales and service offices are located throughout the United States, Europe, Japan and Asia-Pacific.

        TO THE EXTENT THAT THIS NEWS RELEASE DISCUSSES EXPECTATIONS ABOUT MARKET CONDITIONS OR ABOUT MARKET ACCEPTANCE AND FUTURE SALES OF THE COMPANY'S PRODUCTS, OR OTHERWISE MAKES STATEMENTS ABOUT THE FUTURE, SUCH STATEMENTS ARE FORWARD-LOOKING AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE. THESE FACTORS INCLUDE THE ABILITY OF THE PARTIES TO COMPLETE INDIVIDUAL CUSTOMERS AND BY THE MARKETPLACE, AND OTHER FACTORS DISCUSSED IN THE BUSINESS DESCRIPTION AND MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF THE COMPANY'S REPORT ON FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS.